CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement of National Home Health Care Corp. on Form S-8, Registration No. 33-61315 pertaining to the 1992 Stock Option Plan and the 1993 401(K) Plan, as filed with the Securities and Exchange Commission on July 26, 1995 of our reports dated September 26, 1997 (with respect to Note 1 - Stock Dividend October 10, 1997), with respect to the consolidated financial statements and schedule of National Home Health Care Corp. and subsidiaries as at July 31, 1997 and July 31, 1996 and for each of the years in the three year period ended July 31, 1997 included in its Annual Report on Form 10-K for the year ended July 31, 1997.



/s/ Richard A. Eisner & Company, LLP

New York, New York
October 23, 1997